Exhibit 99.1

FROM:     MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Ken Krause – (724) 741-8534

MSA Safety Incorporated Announces Stock Repurchase Program
PITTSBURGH, May 13, 2015 – MSA Safety Incorporated (NYSE: MSA) today announced that its Board of Directors has authorized the company to repurchase up to $100 million in shares of MSA common stock from time to time in private transactions and on the New York Stock Exchange. This program replaces an earlier program authorized in 2005.

The repurchases will be funded from available working capital or through borrowings on the company’s revolving credit facility, said Stacy McMahan, MSA Senior Vice President and Chief Financial Officer. “The Board’s decision is based on their review of MSA’s corporate strategy, our capital structure, future earnings expectations and overall confidence in MSA’s future,” Ms. McMahan said. “We consider this repurchase program to be an important factor in our ongoing efforts to enhance value for our shareholders.” Ms. McMahan added that the repurchased shares will be held in treasury.

While the program will initially be used to offset dilution associated with employee stock compensation, the company may expand the focus of the program in the future. The MSA Board did not set a time limitation on the repurchase program.

(more)

About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. The company’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection, fire and rescue helmets, and fall protection devices. With 2014 revenues of $1.1 billion, MSA employs approximately 5,000 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s website at www.MSAsafety.com.

# # #